Exhibit 10.1

[GRAPHIC APPEARS HERE]

ON Technology Corporation

Waltham Woods

880 Winter Street, Building 4

Waltham, MA 02451-1449

June 30, 2003

Mr. Steven R. Wasserman

16 Liberty Road

Medway, MA 02503

Dear Steve:

Reference is hereby made to that certain Letter addressed to you from ON Technology Corporation (the “Company”) and dated as of December 14, 2000 (countersigned by you on January 1, 2001), as amended by that certain Letter addressed to you from the Company and dated October 31, 2001 as (as amended, the “Employment Letter”).

You and the Company have agreed to further amend the Employment Letter as follows:

Section 1 of the section entitled “Separation Arrangement” is deleted in its entirety and a revised Section 1, attached to this Letter as Exhibit A, is hereby substituted in is place.

Section 5 of the section entitled “Separation Arrangement” is deleted in its entirety.

Except as set forth above, the Employment Letter shall remain in full force and effect enforceable by the parties in accordance with its terms.

If the foregoing accurately reflects the understanding between you and the Company, please acknowledge your agreement by signing a copy of this letter in the indicated place and returning the same to me.

Very truly yours,

Robert L. Doretti
Chairman, President and
Chief Executive Officer

ACCEPTED AND AGREED:

Steven R. Wasserman

Exhibit 10.1

Exhibit A

Separation Arrangement

Revised Section 1:

1. If your employment with the Company is terminated (i) by the Company, or its successor (other than for Cause, Disability or death), or (ii) by you for Good Reason (as defined below) within 12 months following the date of a Change in Control (as defined below) of the Company, then you shall be entitled to the following benefits:

(a) the Company shall pay to you in a lump sum in cash within 30 days after the date of your termination the aggregate of the following amounts:

(i) the sum of (A) your base salary through the date of termination, (B) your total annual target bonus for the current fiscal year multiplied by a fraction, the numerator of which is the number of days in the current calendar year through the date of termination and the denominator of which is 365, (C) any previously earned bonus payments, and (D) the amount of any compensation previously deferred by you (together with any accrued interest or earnings thereon) and any accrued vacation pay, in the case of each of clause (A), (B), (C) and (D) to the extent not previously paid (the sum of the amounts described in clauses (A), (B), (C) and (D) shall be hereinafter referred to as the “Accrued Obligations”); and

(ii) the amount equal to the sum of (x) your current annual base salary and (y) your total annual target bonus for the current fiscal year.

(b) for 12 months after the date of termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide benefits to you and your family at least equal to those which would have been provided to them if your employment had not been terminated, in accordance with the applicable Benefit Plans (as defined in Section 5(c) below) in effect on the date of your termination; provided, however, that if you become reemployed with another employer and you are eligible to receive a particular type of benefit (e.g., health insurance benefits) from such employer on terms at least as favorable to you and your family as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to you and to your family;

(c) to the extent not previously paid or provided, the Company shall timely pay or provide to you any other amounts or benefits required to be paid or provided or which you are eligible to receive following the termination of your employment under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”); and

(d) for purposes of determining eligibility (but not the time of commencement of benefits) of you for retiree benefits to which you are entitled, you shall be considered to have remained employed by the Company until 12 months after the date of termination.

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